Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Fourth Quarter and Fiscal Year 2023 Results

■Fourth quarter of 2023 net sales increased 4% versus the fourth quarter of 2022.

■Gross profit in the fourth quarter of 2023 was $641 million, an increase of 7% versus the fourth quarter of 2022. Gross margin in the fourth quarter of 2023 improved by 120 basis points(a) to 39.3%.

■Income from operations for fiscal year 2023 was $834 million, up $193 million, or 30%, versus fiscal year 2022. Operating margin for fiscal year 2023 was 12.5% as compared to 10.3% for fiscal year 2022, an increase of 220 basis points.

Key Results

	Fourth Quarter			Fiscal Year
(in millions)	2023	2022	Change	2023	2022	Change
Standard physical case volume(1)	88.5	87.6	1.1%	355.4	362.2	(1.9)%
Net sales	$1,631.0	$1,572.8	3.7%	$6,653.9	$6,201.0	7.3%
Gross profit	$641.5	$598.6	7.2%	$2,598.7	$2,278.0	14.1%
Gross margin	39.3%	38.1%		39.1%	36.7%
Income from operations	$178.5	$172.8	3.3%	$834.5	$641.0	30.2%
Operating margin	10.9%	11.0%		12.5%	10.3%

Beverage Sales	Fourth Quarter			Fiscal Year
(in millions)	2023	2022	Change	2023	2022	Change
Sparkling bottle/can	$1,006.1	$948.5	6.1%	$3,892.1	$3,521.3	10.5%
Still bottle/can	$488.6	$468.1	4.4%	$2,149.6	$2,020.1	6.4%

(1)    A standard physical case is a volume metric used to standardize differing package configurations in order to measure delivered cases on an equivalent basis.

Fourth Quarter and Fiscal Year 2023 Review

CHARLOTTE, February 21, 2024 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the fourth quarter and the fiscal year ended December 31, 2023.

“In 2023, we achieved new levels of success across our key financial metrics,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “We achieved $834 million of operating profit, generated record operating margins and hit our highest level of operating cash flow. These results reflect the strength of our brands, the talent and dedication of our 17,000 teammates and our commitment to creating value for our stockholders. We believe the momentum we have created, coupled with our strong balance sheet, position us to deliver another year of strong results in 2024.”

Net sales increased 4% to $1.63 billion in the fourth quarter of 2023. Our net sales growth moderated during the fourth quarter from levels achieved in the first nine months of 2023 as we fully cycled price increases taken across our product portfolio in the prior year. Standard physical case volume increased 1.1% in the fourth quarter of 2023. The fourth quarter of 2023 included one additional selling day compared to the fourth quarter of 2022. On a comparable(b) basis, physical case volume remained flat as compared to the fourth quarter of 2022, which included an increase in Sparkling category volume of 1.4% and a decline in Still category volume of 4.3%.

The growth in Sparkling category volume and overall net sales during the fourth quarter of 2023 was driven by solid sales performance of multi-serve can packages in larger retail stores during the holiday selling season. Sales in Immediate Consumption continued to perform well as a result of the introduction of new packages and product innovations, such as our new 12.9-ounce Discovery Contour bottle. We also continued to see strong sales momentum in several key brands within the Still category, including Monster, smartwater, vitaminwater and Gold Peak.

For fiscal year 2023, net sales increased 7% to $6.65 billion. Sparkling and Still net sales increased 10.5% and 6.4%, respectively, compared to fiscal year 2022. Standard physical case volume decreased 1.9% in fiscal year 2023, which included a decline in Sparkling and Still categories of 0.3% and 6.1%, respectively.

Gross profit in the fourth quarter of 2023 was $641.5 million, an increase of $42.9 million, or 7%, while gross margin improved 120 basis points to 39.3%. The improvement in gross profit resulted primarily from higher prices for our products while prices for certain commodities remained stable. Gross profit in fiscal year 2023 was $2.60 billion, an increase of $320.8 million, or 14%.

“Our 2023 operating results reflect the consistently strong execution of our team throughout the year,” said Dave Katz, President and Chief Operating Officer. “We successfully navigated a year of high inflation and shifting consumer preferences by adjusting our commercial initiatives, expanding our variety of affordable packages and leveraging strong partnerships with our customers. Supply chain investments, especially projects focused on additional mini can and small bottle PET capacity, contributed significantly to our success in 2023.”

Selling, delivery and administrative (“SD&A”) expenses in the fourth quarter of 2023 increased $37.2 million, or 9%. SD&A expenses as a percentage of net sales increased 130 basis points to 28.4% in the fourth quarter of 2023. The increase in SD&A expenses as compared to the fourth quarter of 2022 related primarily to an increase in labor costs and certain incentive compensation expense adjustments. SD&A expenses in fiscal year 2023 increased $127.4 million, or 8%. SD&A expenses as a percentage of net sales in fiscal year 2023 increased 10 basis points to 26.5% as compared to fiscal year 2022.

“Our operating margins expanded an impressive 220 basis points in 2023 to 12.5%,” Mr. Katz continued. “Our team’s focus on gross margin improvement and managing operating expenses in a demanding environment led to these incredible results. While we anticipate a challenging operating environment in 2024, we have a high level of confidence in our commercial and operating plans which we expect will generate balanced revenue growth while maintaining our improved margin structure.”

Income from operations in the fourth quarter of 2023 was $178.5 million, compared to $172.8 million in the fourth quarter of 2022, an increase of 3%. For fiscal year 2023, income from operations increased $193.4 million to $834.5 million. Operating margin for fiscal year 2023 was 12.5% as compared to 10.3% in fiscal year 2022, an increase of 220 basis points.

Net income in the fourth quarter of 2023 was $75.8 million, compared to $118.4 million in the fourth quarter of 2022, a decline of $42.6 million. On an adjusted(b) basis, net income in the fourth quarter of 2023 was $125.6 million, compared to $127.2 million in the fourth quarter of 2022, a decrease of $1.6 million. Net income in fiscal year 2023 was $408.4 million, compared to $430.2 million in fiscal year 2022, a decline of $21.8 million. On an adjusted(b) basis, net income in fiscal year 2023 was $614.8 million, compared to $457.1 million in fiscal year 2022, an increase of $157.7 million.

Fourth quarter and fiscal year 2023 net income were adversely impacted by routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven by changes in the discount rate and future cash flow projections used to compute the fair value of the liability. Fiscal year 2023 net income also included a non-cash charge of $112.8 million related to the full settlement of our primary pension plan benefit liabilities.

Income tax expense for the fourth quarter of 2023 was $36.7 million, compared to $37.0 million in the fourth quarter of 2022. The effective income tax rate for fiscal year 2023 was 26.7%, compared to 25.2% for fiscal year 2022. For the fourth quarter of 2023, basic net income per share was $8.09 and adjusted(b) basic net income per share was $13.39. For fiscal year 2023, basic net income per share was $43.56 and adjusted(b) basic net income per share was $65.58.

Cash flows provided by operations for fiscal year 2023 were $810.7 million, compared to $554.5 million for fiscal year 2022. Cash flows from operations reflected our strong operating performance during fiscal year 2023. In the fourth quarter and fiscal year 2023, we invested approximately $130 million and $282 million, respectively, in capital expenditures as we continue to optimize our supply chain and invest for future growth. In fiscal year 2024, we expect our capital expenditures to be between $300 million and $350 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the fourth quarter and the fiscal year ended December 31, 2023 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Josh Gelinas (Media)	Scott Anthony (Investors)
Vice President, Communications	Executive Vice President & Chief Financial Officer
(704) 807-3703	(704) 557-4633
Josh.Gelinas@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 121 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE”. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the impact of any pandemic or public health situation. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2023	2022	2023	2022
Net sales	$1,630,956	$1,572,795	$6,653,858	$6,200,957
Cost of sales	989,478	974,183	4,055,147	3,923,003
Gross profit	641,478	598,612	2,598,711	2,277,954
Selling, delivery and administrative expenses	463,011	425,773	1,764,260	1,636,907
Income from operations	178,467	172,839	834,451	641,047
Interest (income) expense, net	(3,684)	3,864	(918)	24,792
Pension plan settlement (benefit) expense	(4,300)	—	112,796	—
Other expense, net	73,908	13,502	165,092	41,168
Income before taxes	112,543	155,473	557,481	575,087
Income tax expense	36,707	37,028	149,106	144,929
Net income	$75,836	$118,445	$408,375	$430,158

Basic net income per share:
Common Stock	$8.09	$12.64	$43.56	$45.88
Weighted average number of Common Stock shares outstanding	8,369	8,369	8,369	8,117

Class B Common Stock	$8.09	$12.64	$43.56	$45.93
Weighted average number of Class B Common Stock shares outstanding	1,005	1,005	1,005	1,257

Diluted net income per share:
Common Stock	$8.08	$12.61	$43.48	$45.74
Weighted average number of Common Stock shares outstanding – assuming dilution	9,384	9,391	9,392	9,405

Class B Common Stock	$8.08	$12.61	$43.40	$45.76
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,015	1,022	1,023	1,288

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$635,269	$197,648
Trade accounts receivable, net	539,873	515,928
Other accounts receivable	119,469	90,417
Inventories	321,932	347,545
Prepaid expenses and other current assets	88,585	94,263
Total current assets	1,705,128	1,245,801
Property, plant and equipment, net	1,320,563	1,183,730
Right-of-use assets - operating leases	122,708	140,588
Leased property under financing leases, net	4,785	6,431
Other assets	145,213	115,892
Goodwill	165,903	165,903
Other identifiable intangible assets, net	824,642	851,200
Total assets	$4,288,942	$3,709,545

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$26,194	$27,635
Current portion of obligations under financing leases	2,487	2,303
Dividends payable	154,666	32,808
Accounts payable and accrued expenses	907,987	842,410
Total current liabilities	1,091,334	905,156
Deferred income taxes	128,435	150,222
Pension and postretirement benefit obligations and other liabilities	927,113	813,680
Noncurrent portion of obligations under operating leases	102,271	118,763
Noncurrent portion of obligations under financing leases	5,032	7,519
Long-term debt	599,159	598,817
Total liabilities	2,853,344	2,594,157

Equity:
Stockholders’ equity	1,435,598	1,115,388
Total liabilities and equity	$4,288,942	$3,709,545

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year
(in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$408,375	$430,158
Depreciation expense, amortization of intangible assets and deferred proceeds, net	176,966	171,590
Fair value adjustment of acquisition related contingent consideration	159,354	32,301
Pension plan settlement expense	112,796	—
Deferred income taxes	(49,021)	8,977
Deferred payroll taxes under CARES Act	—	(18,739)
Change in current assets and current liabilities	29,138	(74,784)
Change in noncurrent assets and noncurrent liabilities	(35,090)	(1,651)
Other	8,172	6,654
Net cash provided by operating activities	$810,690	$554,506

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(282,304)	$(298,611)
Acquisition of distribution rights	—	(30,649)
Other	(13,046)	4,275
Net cash used in investing activities	$(295,350)	$(324,985)

Cash Flows from Financing Activities:
Cash dividends paid	$(46,868)	$(9,374)
Payments of acquisition related contingent consideration	(28,208)	(36,515)
Payments on revolving credit facility, term loan facility and senior notes	—	(125,000)
Other	(2,643)	(3,298)
Net cash used in financing activities	$(77,719)	$(174,187)

Net increase in cash during period	$437,621	$55,334
Cash at beginning of period	197,648	142,314
Cash at end of period	$635,269	$197,648

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

Results for the fourth quarter of 2023 include one additional selling day compared to the fourth quarter of 2022. For comparison purposes, the estimated impact of the additional selling day in the fourth quarter of 2023 has been excluded from our comparable(b) volume results. The full fiscal years of 2023 and 2022 included the same number of selling days.

	Fourth Quarter
(in millions)	2023	2022	Change
Physical case volume	88.5	87.6	1.1%
Volume related to extra day in fiscal period	(0.9)	—
Comparable physical case volume	87.6	87.6	—%

	Fourth Quarter 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$641,478	$463,011	$178,467	$112,543	$75,836	$8.09
Fair value adjustment of acquisition related contingent consideration	—	—	—	73,316	55,047	5.87
Fair value adjustments for commodity derivative instruments	(2,737)	(70)	(2,667)	(2,667)	(2,009)	(0.21)
Supply chain optimization	54	—	54	54	40	—
Pension plan settlement benefit	—	—	—	(4,300)	(3,350)	(0.36)
Total reconciling items	(2,683)	(70)	(2,613)	66,403	49,728	5.30
Adjusted results (non-GAAP)	$638,795	$462,941	$175,854	$178,946	$125,564	$13.39

Adjusted % Change vs. Fourth Quarter 2022	7.0%	9.3%	1.5%

	Fourth Quarter 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$598,612	$425,773	$172,839	$155,473	$118,445	$12.64
Fair value adjustment of acquisition related contingent consideration	—	—	—	11,169	8,394	0.89
Fair value adjustments for commodity derivative instruments	(1,736)	(2,085)	349	349	262	0.02
Supply chain optimization	75	5	70	70	52	0.01
Total reconciling items	(1,661)	(2,080)	419	11,588	8,708	0.92
Adjusted results (non-GAAP)	$596,951	$423,693	$173,258	$167,061	$127,153	$13.56

	Fiscal Year 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$2,598,711	$1,764,260	$834,451	$557,481	$408,375	$43.56
Fair value adjustment of acquisition related contingent consideration	—	—	—	159,354	119,834	12.78
Fair value adjustments for commodity derivative instruments	(1,220)	(2,281)	1,061	1,061	798	0.09
Supply chain optimization	1,296	—	1,296	1,296	975	0.10
Pension plan settlement expense	—	—	—	112,796	84,823	9.05
Total reconciling items	76	(2,281)	2,357	274,507	206,430	22.02
Adjusted results (non-GAAP)	$2,598,787	$1,761,979	$836,808	$831,988	$614,805	$65.58

Adjusted % Change vs. 2022	13.9%	7.6%	29.8%

	Fiscal Year 2022
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$2,277,954	$1,636,907	$641,047	$575,087	$430,158	$45.88
Fair value adjustment of acquisition related contingent consideration	—	—	—	32,301	24,306	2.59
Fair value adjustments for commodity derivative instruments	3,333	427	2,906	2,906	2,187	0.23
Supply chain optimization	533	(73)	606	606	456	0.05
Total reconciling items	3,866	354	3,512	35,813	26,949	2.87
Adjusted results (non-GAAP)	$2,281,820	$1,637,261	$644,559	$610,900	$457,107	$48.75

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.